Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX REPORTS SECOND QUARTER 2007 RESULTS

Revenues up 22%, Segment Margins Improve 100 Points

Earnings per Share from Continuing Operations of $1.26

CHARLOTTE, NC – August 1, 2007 – SPX Corporation (NYSE:SPW) today reported results for the second quarter ended June 30, 2007:

•                  Revenues increased 22.4% to $1.28 billion from $1.04 billion in the year-ago quarter.  Organic revenue growth* was 17.9%, while completed acquisitions and the impact of currency fluctuations increased reported revenues by 2.2% and 2.3%, respectively.

•                  Segment income and margins were $150.4 million and 11.8%, compared with $112.1 million and 10.8% in the year-ago quarter.  The increase in segment income and margins was driven primarily by increased demand for the company’s power and energy infrastructure products.

•                  Diluted net income per share from continuing operations (the basis of the company’s guidance) was $1.26, compared with $1.06 in the year-ago quarter.  The effective tax rate for the quarter was 29.9%, a benefit of $0.06 per share when compared to the company’s previously expected effective tax rate.

•                  Net income was $63.9 million, or $1.12 per share, compared with $110.3 million, or $1.83 per share in the year-ago quarter. The year-ago quarter included a gain on the sale of discontinued operations of $43.8 million ($0.73 per share) and a benefit from the settlement of certain tax matters of $34.7 million ($0.58 per share).

•                  Net cash from continuing operations was $88.0 million, compared with a cash use of $28.2 million in the year-ago quarter. Free cash flow from continuing operations* was $69.0 million, compared with a negative $41.8 million in the year-ago quarter. The second quarter of 2006 included a payment of $20.0 million related to a legal settlement and tax payments of $45.0 million related to the redemption of convertible notes.

Chris Kearney, Chairman, President and CEO said, “Our second quarter results were strong, as we achieved or exceeded our operating targets for organic growth, margin improvement and earnings, building on the strong trends in the first quarter.”

Kearney continued, “We also delivered $69.0 million in free cash flow, a solid year-over-year improvement and a good indicator of high quality earnings.”

“Order trends in our primary global infrastructure end markets, particularly power and energy, remain strong, and our operating execution in these markets continues to improve. Based on these factors and our first half performance, we expect to achieve our updated full year earnings guidance range of $4.50 to $4.70 per share,” Kearney concluded.

SEGMENT HIGHLIGHTS

Flow Technology

Revenues in the second quarter of 2007 were $303.5 million compared to $239.0 million in the second quarter of 2006, an increase of $64.5 million, or 27.0%.  The increase was due to organic revenue growth of 13.2%, growth from the fourth quarter 2006 Custos acquisition of 11.2% and currency fluctuations of 2.6%. The organic growth was related primarily to continued strong demand in the power, mining, oil and gas, and dehydration markets.

Segment income was $45.2 million, or 14.9% of revenues, in the second quarter of 2007 compared to $34.6 million, or 14.5% of revenues, in the second quarter of 2006.  The increase in segment income and margins was due primarily to the organic growth noted above and efficiencies achieved from continuous improvement initiatives.

Test and Measurement

Revenues in the second quarter of 2007 were $307.2 million compared to $286.5 million in the second quarter of 2006, an increase of $20.7 million, or 7.2%.  The increase was due primarily to organic growth of 6.1% associated with increased OEM diagnostic and distribution volumes in Europe and Asia and an increase in domestic aftermarket volumes. In addition, currency fluctuations increased reported revenue by 2.2%, offset partially by minor product line dispositions which reduced reported revenues by 1.1%.

Segment income was $33.5 million, or 10.9% of revenues, in the second quarter of 2007 compared to $41.5 million, or 14.5% of revenues, in the second quarter of 2006.  The decrease in segment income and margins was due largely to a shifting mix towards higher aftermarket and distribution revenues coupled with slowness in sales to domestic automotive dealers as well as increased research and development costs in support of new products.

Thermal Equipment and Services

Revenues in the second quarter of 2007 were $412.6 million compared to $309.7 million in the second quarter of 2006, an increase of $102.9 million, or 33.2%.  The increase was due primarily to organic revenue growth of 30.0%, related largely to the continued strong global power market demand for cooling systems and products and thermal services and equipment. Currency fluctuations increased revenues by 3.2% from the year-ago quarter.

Segment income was $37.4 million, or 9.1% of revenues, in the second quarter of 2007 compared to $13.6 million, or 4.4% of revenues, in the second quarter of 2006.  The increase in segment income and margins was due primarily to the organic growth and improved operating execution in cooling equipment.   In addition, the second quarter of 2007 included a $5.0 million benefit from an environmental matter, offset partially by a $2.0 million charge related to a customer contract issue.

Industrial Products and Services

Revenues in the second quarter of 2007 were $253.2 million compared to $207.4 million in the second quarter of 2006, an increase of $45.8 million, or 22.1%.  The increase was due primarily to organic revenue growth of 21.5%, driven most notably by increased demand for power transformers and aerospace components.  Currency fluctuations increased revenues by 0.6% from the year-ago quarter.

Segment income was $34.3 million, or 13.5% of revenues, in the second quarter of 2007 compared to $22.4 million, or 10.8% of revenues, in the second quarter of 2006.  The increase in segment income and margins was driven by the strong organic growth in the end markets noted above, and manufacturing efficiencies achieved from continuous improvement initiatives, partially offset by a $6.0 million charge related to the settlement of a legacy product liability matter.

OTHER ITEMS

Discontinued Operations:  During the third quarter of 2006, the company committed to a plan to divest its Contech automotive components business, previously reported in its Industrial Products and Services segment. In April 2007, the company completed the sale of Contech for net proceeds of $139.2 million. The financial condition, results of operations, and cash flows of Contech have been reported as discontinued operations in the attached condensed consolidated financial statements.

Share Repurchases:  During the second quarter of 2007, the company repurchased 3.9 million shares of its common stock for $317.2 million.  Year-to-date through July 31, 2007, the company has repurchased 7.0 million shares of its common stock for $542.7 million.  The company’s 10b5-1 trading plan announced in May 2007 has 2.0 million shares remaining to be purchased.

Class Action Settlements: On April 13, 2007, the U.S. District Court for the Western District of North Carolina entered an Order and Final Judgment in each of the securities class action and the tag-along ERISA class action, approving the settlement of each case and dismissing the settled claims with prejudice. The company’s second quarter results include a $5.1 million payment of the company’s previously-accrued net settlement contribution.

Dividend:   On June 1, 2007, the Board of Directors announced a quarterly dividend of $0.25 per common share payable to shareholders of record on June 15, 2007.  This second quarter 2007 dividend was paid on July 2, 2007.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended June 30, 2007 with the Securities and Exchange Commission by August 9, 2007.  This news release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many environmentally friendly products, includes cooling systems for all types of power plants throughout the world; custom engineered pumps, valves and mixers that assist a variety of flow processes including oil and gas exploration, distribution and refinement; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and employs over 14,000 people worldwide in over 20 countries. Visit www.spx.com. (NYSE: SPW)

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release, including any statements as to future results of operations and financial projections, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2006.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Particular risks facing the company include economic, business and other risks stemming from its international operations, legal and regulatory risks, costs of raw materials, pricing pressures, pension funding requirements, integration of acquisitions and changes in the economy. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues	$1,276.5	$1,042.6	$2,354.4	$1,996.1

Costs and expenses:
Cost of products sold	930.8	750.0	1,713.9	1,451.0
Selling, general and administrative	231.9	218.1	467.3	425.7
Intangible amortization	4.7	3.8	9.0	7.6
Special charges, net	1.2	1.3	1.7	1.7
Operating income	107.9	69.4	162.5	110.1

Other expense, net	(0.3)	(18.8)	(1.2)	(19.5)
Interest expense	(15.5)	(16.4)	(32.3)	(30.2)
Interest income	1.0	3.6	4.4	6.8
Equity earnings in joint ventures	9.9	9.5	20.0	19.3
Income from continuing operations before income taxes	103.0	47.3	153.4	86.5
Income tax (provision) benefit	(30.8)	16.3	(48.1)	0.6
Income from continuing operations	72.2	63.6	105.3	87.1

Income (loss) from discontinued operations, net of tax	(0.8)	2.9	1.7	6.0
Gain (loss) on disposition of discontinued operations, net of tax	(7.5)	43.8	(13.9)	38.9
Income (loss) from discontinued operations	(8.3)	46.7	(12.2)	44.9

Net income	$63.9	$110.3	$93.1	$132.0

Income from continuing operations for diluted income per share	$72.2	$63.6	$105.3	$88.2

Net income for diluted income per share	$63.9	$110.3	$93.1	$133.1

Diluted income (loss) per share of common stock
Income from continuing operations	$1.26	$1.06	$1.80	$1.41
Income (loss) from discontinued operations	(0.14)	0.77	(0.21)	0.71
Net income per share	$1.12	$1.83	$1.59	$2.12

Weighted average number of common shares outstanding - diluted	57.286	60.212	58.697	62.774

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and equivalents	$341.7	$477.2
Accounts receivable, net	1,102.6	1,127.0
Inventories, net	582.1	514.3
Other current assets	88.9	89.4
Deferred income taxes	42.4	60.5
Assets of discontinued operations	—	190.1
Total current assets	2,157.7	2,458.5
Property, plant and equipment
Land	35.7	30.3
Buildings and leasehold improvements	213.1	199.9
Machinery and equipment	567.2	536.0
	816.0	766.2
Accumulated depreciation	(420.0)	(391.6)
Net property, plant and equipment	396.0	374.6
Goodwill	1,788.1	1,762.2
Intangibles, net	508.6	488.0
Other assets	347.5	353.8
TOTAL ASSETS	$5,197.9	$5,437.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$538.0	$521.1
Accrued expenses	871.6	849.1
Income taxes payable	12.0	81.0
Short-term debt	220.7	168.7
Current maturities of long-term debt	60.0	42.3
Liabilities of discontinued operations	—	50.5
Total current liabilities	1,702.3	1,712.7

Long-term debt	724.0	753.6
Deferred and other income taxes	211.8	207.2
Other long-term liabilities	633.4	650.7
Total long-term liabilities	1,569.2	1,611.5

Minority interest	7.3	3.5
Shareholders’ equity:
Common stock	956.5	937.4
Paid-in capital	1,236.2	1,134.5
Retained earnings	1,869.0	1,754.2
Accumulated other comprehensive loss	(49.6)	(86.6)
Common stock in treasury	(2,093.0)	(1,630.1)
Total shareholder’s equity	1,919.1	2,109.4
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,197.9	$5,437.1

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six months ended
	June 30,
	2007	2006
Cash flows from (used in) operating activities:
Net income	$93.1	$132.0
Less: Income (loss) from discontinued operations, net of tax	(12.2)	44.9
Income from continuing operations	105.3	87.1
Adjustments to reconcile income from continuing operations to net cash used in operating activities
Special charges, net	1.7	1.7
Deferred and other income taxes	(13.0)	(9.2)
Depreciation and amortization	39.3	36.4
Accretion of LYONs	—	1.7
Pension and other employee benefits	30.5	32.7
Stock-based compensation	23.8	17.9
Other, net	13.4	2.9
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	2.6	(47.6)
Inventories	(62.9)	(57.3)
Accounts payable, accrued expenses and other	(66.0)	(74.2)
Taxes paid on LYONs tax recapture	—	(45.0)
Accreted interest paid on LYONs repurchase (accreted since issuance date)	—	(84.3)
Cash spending on restructuring actions	(1.8)	(5.2)
Net cash from (used in) continuing operations	72.9	(142.4)
Net cash from (used in) discontinued operations	43.5	(8.5)
Net cash from (used in) operating activities	116.4	(150.9)

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	139.2	73.5
Proceeds from other asset sales	4.0	2.5
Business acquisitions and investments, net of cash acquired	(1.7)	(14.1)
Capital expenditures	(31.1)	(23.8)
Net cash from continuing operations	110.4	38.1
Net cash used in discontinued operations	(1.6)	(12.6)
Net cash from investing activities	108.8	25.5

Cash flows from (used in) financing activities:
Borrowing under senior credit facilities	40.0	750.0
Repayments of senior credit facilities	(69.5)	(5.0)
Repurchase of LYONs principal	—	(576.0)
Borrowings under trade receivable agreement	302.0	—
Repayments under trade receivable agreement	(226.0)	—
Net repayments under other financing arrangements	(16.0)	(14.2)
Purchases of common stock	(468.7)	(357.7)
Proceeds from the exercise of employee stock options and other	106.4	112.3
Financing fees paid	—	(0.4)
Dividends paid	(29.8)	(30.9)
Net cash used in continuing operations	(361.6)	(121.9)
Net cash used in discontinued operations	(5.4)	(0.7)
Net cash used in financing activities	(367.0)	(122.6)
Change in cash and equivalents due to changes in foreign exchange rates	6.3	5.5
Net change in cash and equivalents	(135.5)	(242.5)
Consolidated cash and equivalents, beginning of period	477.2	580.2
Consolidated cash and equivalents, end of period	$341.7	$337.7

Cash and equivalents of continuing operations	$341.7	$337.6
Cash and equivalents of discontinued operations	$—	$0.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Six months ended
	June 30,			June 30,
	2007	2006	%	2007	2006	%
Flow Technology

Revenues	$303.5	$239.0	27.0%	$577.9	$457.0	26.5%
Gross profit	103.4	80.9		197.6	153.7
Selling, general and administrative expense	56.7	46.1		112.3	90.7
Intangible amortization expense	1.5	0.2		2.5	0.4
Segment income	$45.2	$34.6	30.6%	$82.8	$62.6	32.3%
as a percent of revenues	14.9%	14.5%		14.3%	13.7%

Test and Measurement

Revenues	$307.2	$286.5	7.2%	$565.4	$543.3	4.1%
Gross profit	91.3	97.5		173.8	174.8
Selling, general and administrative expense	56.4	54.4		111.6	106.0
Intangible amortization expense	1.4	1.6		2.8	3.3
Segment income	$33.5	$41.5	-19.3%	$59.4	$65.5	-9.3%
as a percent of revenues	10.9%	14.5%		10.5%	12.1%

Thermal Equipment and Services

Revenues	$412.6	$309.7	33.2%	$746.3	$592.8	25.9%
Gross profit	87.1	66.3		152.1	126.6
Selling, general and administrative expense	48.1	51.0		95.7	98.0
Intangible amortization expense	1.6	1.7		3.2	3.3
Segment income	$37.4	$13.6	175.0%	$53.2	$25.3	110.3%
as a percent of revenues	9.1%	4.4%		7.1%	4.3%

Industrial Products and Services (1)

Revenues	$253.2	$207.4	22.1%	$464.8	$403.0	15.3%
Gross profit	67.8	52.2		124.9	98.7
Selling, general and administrative expense	33.3	29.5		64.1	56.9
Intangible amortization expense	0.2	0.3		0.5	0.6
Segment income	$34.3	$22.4	53.1%	$60.3	$41.2	46.4%
as a percent of revenues	13.5%	10.8%		13.0%	10.2%

Total segment income	$150.4	$112.1		$255.7	$194.6
Corporate expenses	(20.9)	(21.2)		(46.3)	(41.3)
Pension and postretirement expense	(10.7)	(11.7)		(21.4)	(23.6)
Stock-based compensation expense	(9.7)	(8.5)		(23.8)	(17.9)
Special charges, net	(1.2)	(1.3)		(1.7)	(1.7)

Consolidated Operating Income (1)	$107.9	$69.4		$162.5	$110.1

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three Months ended June 30, 2007
	Net Revenue Growth	Acquisitions and Other, Net	Foreign Currency	Organic Revenue Growth

Flow Technology	27.0%	11.2%	2.6%	13.2%

Test and Measurement	7.2%	(1.1)%	2.2%	6.1%

Thermal Equipment and Services	33.2%	—%	3.2%	30.0%

Industrial Products and Services	22.1%	—%	0.6%	21.5%

Consolidated	22.4%	2.2%	2.3%	17.9%

	Six Months ended June 30, 2007
	Net Revenue	Acquisitions and	Foreign	Organic Revenue
	Growth	Other, Net	Currency	Growth

Flow Technology	26.5%	11.4%	3.1%	12.0%

Test and Measurement	4.1%	(1.0)%	2.7%	2.4%

Thermal Equipment and Services	25.9%	—%	3.5%	22.4%

Industrial Products and Services	15.3%	—%	0.6%	14.7%

Consolidated	18.0%	2.3%	2.7%	13.0%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Net cash from (used in) continuing operations	$88.0	$(28.2)	$72.9	$(142.4)

Capital expenditures - continuing operations	(19.0)	(13.6)	(31.1)	(23.8)

Free cash flow from (used in) continuing operations	$69.0	$(41.8)	$41.8	$(166.2)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Six months ended
June 30, 2007

Beginning cash	$477.2

Operational cash flow	72.9
Business acquisitions and investments, net of cash acquired	(1.7)
Capital expenditures	(31.1)
Proceeds from sales of discontinued operations	139.2
Proceeds from asset sales	4.0
Borrowings under senior credit facilities	40.0
Repayments of senior credit facilities	(69.5)
Net repayments under other financing arrangements	(16.0)
Net borrowings under trade receivable agreement	76.0
Purchases of common stock	(468.7)
Proceeds from the exercise of employee stock options and other	106.4
Dividends paid	(29.8)
Cash from discontinued operations	36.5
Change in cash due to change in foreign exchange rates	6.3

Ending cash	$341.7

	Debt at				Debt at
	12/31/2006	Borrowings	Repayments	Other	6/30/2007

Delayed draw term loan	$735.0	$—	$(18.8)	$—	$716.2
Domestic revolving loan facility	—	40.0	(15.0)	—	25.0
Global revolving loan facility	82.8	—	(35.7)	(0.7)	46.4
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Other indebtedness	97.3	302.0	(242.0)	10.3	167.6

Totals	$964.6	$342.0	$(311.5)	$9.6	$1,004.7